EXHIBIT 10.1

SOUTHERN GRAPHIC SYSTEMS, INC.

DEFERRED COMPENSATION PLAN

Effective April 1, 2006

SOUTHERN GRAPHIC SYSTEMS, INC.

DEFERRED COMPENSATION PLAN

SOUTHERN GRAPHIC SYSTEMS, INC.

DEFERRED COMPENSATION PLAN

SOUTHERN GRAPHIC SYSTEMS, INC.

DEFERRED COMPENSATION PLAN

SOUTHERN GRAPHIC SYSTEMS, INC.

DEFERRED COMPENSATION PLAN

FOREWORD

Effective as of April 1, 2006, Southern Graphic Systems, Inc. (the “Company”) adopted the Southern Graphic Systems, Inc. Deferred Compensation Plan (the “Plan”) for the benefit of certain of its executives.

The Plan is intended to enable the Company to attract and retain highly qualified executives and to encourage those executives to devote their full-time best efforts to the Company by providing to them supplemental retirement income in consideration of those efforts. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees for purposes of the Employee Retirement Income Security Act of 1974.

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ARTICLE I

DEFINITIONS

Where the following words and phrases appear in the Plan, they shall have the respective meanings as set forth below unless the context clearly indicates the contrary.

1.1	“Appropriate Form” means the written form provided or prescribed by the Plan Administrator for the particular purpose.

1.2	“Beneficiary” means the person, persons or entity designated by the Participant to receive benefits in the event of the Participant’s death on the Appropriate Form. In the absence of any effective designation, a Participant’s Beneficiary shall be the Participant’s surviving legal spouse. If such spouse dies before receiving payment to which he or she is entitled hereunder, then payment shall be made to such person or persons, including his or her estate, as he or she may designate in the last Beneficiary designation received by the Company from such spouse prior to his or her death. If the Participant is not survived by a legal spouse, or if such spouse shall fail to so appoint, the said payment shall be made to the then living children of the Participant, if any, in equal shares. If there are no surviving children, the payment will be made to the estate of the later to die of the Participant and (if any) his or her legal spouse.

1.3	“Board of Directors” means the Board of Directors of the Company.

1.4	“Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

1.5	“Company” means Southern Graphic Systems, Inc. and any successor thereto by merger, purchase, reorganization or otherwise.

1.6	“Company Matching Contributions” means the amount of “company matching contributions” made on behalf of a Participant under the Savings Plan.

1.7	“Credits” means the aggregate of the Supplemental Matching Company Credits and Supplemental Salary Reduction Credits credited on a Participant’s behalf.

1.8	“Earnings” means the amounts deemed to be credited with respect to a Participant’s Credits pursuant to Article V.

1.9	“Effective Date” means April 1, 2006.

1.10	“Eligible Employee” means any “eligible employee”, as defined in the Savings Plan, who receives regular remuneration in the form of Salary during a Year of Plan Participation of at least $125,000.

1.11	“Employee” means an employee of the Employer, not including an agency employee, independent contractor or other individual not on the payroll of an Employer.

1.12	“Employer” means the Company and any subsidiary or affiliate of the Employer that adopts the Plan with respect to its employees.

1.13	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific provision of ERISA shall include such provision, any valid regulation or ruling promulgated thereunder and any comparable provision of future law that amends, supplements or supersedes such provision.

1.14	“Investment Option” means any of the phantom investment vehicles established under Article V.

1.15	“Key Employee” means a key employee within the meaning of Section 416(i) of the Code, without regard to Section 416(i)(5) thereof, provided that the capital stock of the

Company or any member of the controlled group of corporations (within the meaning of Section 414(b) of the Code) of which the Company is a member is publicly traded on an established securities market or otherwise.

1.16	“Participant” means an Eligible Employee participating in the Plan pursuant to Section 2.1 or any former Employee whose participation has not ceased pursuant to Section 2.2.

1.17	“Plan” means the Southern Graphic Systems, Inc. Deferred Compensation Plan, as set forth herein and as may be amended from time to time.

1.18	“Plan Administrator” means the person, persons or committee designated by the Board of Directors to administer and supervise the Plan in accordance with Article VII. In the absence of any such designation, the Company shall be the Plan Administrator.

1.19	“Plan Year” means the twelve consecutive month period beginning each January 1 and ending December 31, except that the first Plan Year shall begin on the Effective Date and end on the next following December 31.

1.20	“Retirement” means a Participant’s Separation from Service on or after attainment of (a) age 62 or (b) age 55 and completion of at least a 10-year “period of vesting service”, as defined in the Savings Plan.

1.21	“Salary” means “compensation” as defined in the Savings Plan, without regard to the limitation imposed by Section 401(a)(17) of the Code.

1.22	“Salary Deferrals” means the amount of “pre-tax contributions” made on a Participant’s behalf under the Savings Plan.

1.23	“Savings Plan” means the Southern Graphic Systems, Inc. Savings Plan.

1.24	“Separation from Service” means the termination of a Participant’s employment relationship with the Employer.

1.25	“Supplemental Matching Company Credits” means any amounts credited on a Participant’s behalf pursuant to Section 4.1.

1.26	“Supplemental Salary Reduction Agreement” means the Appropriate Form evidencing the salary reduction agreement entered into by the Participant pursuant to the terms of Section 3.1.

1.27	“Supplemental Salary Reduction Credits” means any amounts credited on a Participant’s behalf pursuant to Section 3.1.

1.28	“Year of Plan Participation” means any 12-month period beginning on the first day of the month coincident with or next following the date on which an Eligible Employee commences and has not ceased participation in this Plan and/or the Savings Plan and anniversaries thereof.

ARTICLE II

PARTICIPATION

2.1	Election to Participate

(a)	An Eligible Employee shall become a Participant by completing an election in the form of a Supplemental Salary Reduction Agreement within 30 days from the first day on which an Employee becomes an Eligible Employee. Any such election shall apply to subsequent Salary and shall remain in effect until subsequently changed in accordance with Section 3.1.

(b)	Any election not made within the time limit described in (a) above shall only be effective with respect to Salary commencing in the Plan Year subsequent to that in which the election is made, in accordance with uniform procedures established by the Plan Administrator.

2.2	Continuation of Participation

An Eligible Employee who has become a Participant shall remain a Participant as long as amounts are payable to or with respect to such Participant under the Plan.

ARTICLE III

SALARY REDUCTION ELECTIONS AND CREDITS

3.1	Supplemental Salary Reduction Credits

An Eligible Employee whose Salary Deferrals are limited by the application of Section 401(a)(17), 402(g) or 415 of the Code may make an election by executing a Supplemental Salary Reduction Agreement on the Appropriate Form to have his or her subsequent Salary reduced by means of payroll reduction and to have an equal amount deemed to be credited on his or her behalf as Supplemental Salary Reduction Credits of the excess, if any, of (a) the amount of Salary Deferrals that would have been credited pursuant to the Savings Plan on his or her behalf for the Plan Year with respect to which such Supplemental Salary Reduction Agreement is executed had the limitations imposed by Sections 401(a)(17), 402(g) and 415 of the Code not been applicable over (b) the amount of Salary Deferrals actually credited for the applicable Plan Year on behalf of the Participant to the Savings Plan. Salary reduction under such Supplemental Salary Reduction Agreement shall be in the same percentage as most recently elected under the Savings Plan no later than the end of the period described in Section 2.1(a) or (b), whichever is applicable, during which an election may be effective with respect to subsequent Salary and shall commence effective with the first payroll period on or next following cessation of Salary Deferrals on the Eligible Employee’s behalf to the Savings Plan because of the limitation imposed by Section 401(a)(17), 402(g) or 415 of the Code, whichever is applicable.

Subject to the provisions of Section 2.1(a) and (b), the Supplemental Salary Reduction Agreement for any Plan Year shall be executed before the beginning of the Plan Year and shall remain in full force and effect for subsequent Plan Years unless revoked by a Participant by written instrument delivered to the Plan Administrator within the period designated by the Plan Administrator prior to the beginning of the Plan Year in which such revocation is to be effective.

ARTICLE IV

SUPPLEMENTAL MATCHING COMPANY CREDITS

4.1	Supplemental Matching Company Credits

For each payroll period for which Supplemental Salary Reduction Credits are deemed to be credited on behalf of a Participant, Supplemental Matching Company Credits shall be credited on behalf of the Participant. The amount of such Supplemental Matching Company Credits for each payroll period with respect to which a Supplemental Salary Reduction Agreement is in effect shall be equal to an amount not greater than 100 percent of that portion of such Supplemental Salary Reduction Credits that does not exceed 6 percent of the Participant’s Salary for the payroll period. In no event, however, shall the amount of such Supplemental Matching Company Credits for each Plan Year with respect to which a Supplemental Salary Reduction Agreement is in effect equal more than 6 percent of the Participant’s Salary for the Plan Year, reduced by the amount of the Company Matching Contributions made for the Plan Year under the Savings Plan. Such Supplemental Matching Company Credits shall be credited as soon as administratively feasible following each applicable payroll period, commencing effective with the first payroll period described in Section 3.1.

ARTICLE V

EARNINGS ON CREDITS

5.1	Investment Options

The Plan Administrator from time to time shall establish and maintain one or more Investment Options to reflect the hypothetical crediting of Earnings with respect to certain amounts credited on behalf of Participants. The number and type of Investment Options shall be equivalent to those of the investment funds under the Savings Plan as are determined by the Plan Administrator in its sole discretion. Investment Options are phantom investment vehicles only and do not represent actual investment of amounts.

5.2	Designation of Investment Options

A Participant may, in accordance with applicable administrative procedures, designate the percentages, in 1 percent increments, of Supplemental Salary Reduction Credits and Supplemental Matching Company Credits that shall be deemed to be invested in one or more of the Investment Options. A single designation shall govern the hypothetical crediting of Earnings on all of a Participant’s Credits. Such designation shall be made at the time that the Participant first makes a Salary reduction election pursuant to Article III.

5.3	Changing Investment Options – Future Credits

A Participant may, in accordance with applicable administrative procedures, change his or her designation of Investment Options as to subsequent Credits, subject to the limitations of Section 5.2, at any time. Such change shall commence effective with the first payroll period next following request for such change, in accordance with uniform procedures established by the Plan Administrator.

5.4	Transfer Among Investment Options

A Participant may, in accordance with applicable administrative procedures, elect to transfer all or a portion of the deemed value of Credits and Earnings credited on his or her behalf between and among Investment Options, subject to the limitations of Section 5.2, at any time. Such transfer shall commence as soon as possible following request for such transfer. Notwithstanding the foregoing, the provisions of this Section 5.4 shall not apply with respect to a Participant who has incurred a Separation of Service for any reason other than Retirement.

ARTICLE VI

DISTRIBUTION UPON SEPARATION FROM SERVICE

6.1	Time of Distribution; Vested Interest

Except as otherwise specified in this Article VI, Credits and Earnings on a Participant’s behalf shall be distributed to the Participant upon his or her Separation from Service provided, however, that if the Participant is a Key Employee on September 1 of the calendar year prior to the Plan Year in which the Participant incurs a Separation from Service, the Participant’s monthly retirement benefit may not commence to be paid prior to the date that is the 6-month anniversary of the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death.) Any Participant or Beneficiary who is subject to delayed payments pursuant to this Section 6.1 shall receive a lump sum cash payment in an amount equal to the payments such individual would have otherwise received during the period of delay plus interest pursuant to Section 5.2 or at the rate of 6% compounded annually, whichever is applicable. Any transfer of employment to a subsidiary or affiliate of an Employer will not be considered a Separation from Service for purposes of this Article VI.

A Participant shall at all times have a 100% nonforfeitable vested interest in the Credits and Earnings on his or her behalf.

6.2	Automatic Form of Payment

If a Participant has not elected the optional form of payment as provided in Section 6.3, the Participant’s Credits and Earnings shall be paid to the Participant as soon as administratively practicable following the Participant’s Separation from Service in a lump sum.

6.3	Optional Form of Payment

(a)	A Participant may, by completing an election on the Appropriate Form received by the Plan Administrator during the election period and pursuant to the procedures specified in Section 6.3(b) and (c), elect that the Credits and Earnings on his or her behalf of no less than $50,000 be paid in annual cash installments over a period of not more than ten (10) years following his or her Separation from Service by reason of Retirement or death, with no life contingency. In the event of the death of the Participant prior to receiving ten (10) annual payments, payments shall continue to be made to his or her Beneficiary until all guaranteed payments have been made. If the Beneficiary also dies before all guaranteed payments have been made, further annual payments shall be made for the remainder of the guaranteed period to the alternate Beneficiary designated by the Participant. If there is no surviving alternate Beneficiary to receive the remainder of any guaranteed payments, a single sum payment of the remaining guaranteed payments shall be paid to the estate of the last surviving Beneficiary.

(b)	An election of the optional form of payment under paragraph (a) above may be made on the Appropriate Form at the time of the Participant’s initial election to participate and within the time limits described in Section 2.1(a) or (b). Annual installments pursuant to such election will commence on January 31 of the first calendar year following the Participant’s Separation from Service and will continue on each succeeding January 31 until all guaranteed payments have been made. An election of the optional form of payment not made within the time limits described in Section 2.1(a) or (b) must be made on the Appropriate Form at least one year prior to the Participant’s Separation from Service and payment pursuant to such optional form may not commence for at least five years following such date. Annual payments pursuant to such election will commence on January 31 of the sixth (6th) calendar year following the Participant’s Separation from Service and will continue on each succeeding January 31 until all guaranteed payments have been made.

(c)

An election of the optional form of payment under paragraph (a) above may be revoked on the Appropriate Form and a new election made at any time and any number of times during the applicable election period, provided that a revocation of the optional form of payment and new election of the automatic form of payment described in Section 6.2 is subject to the provisions of paragraph (b) above regarding timing and payment commencement as if the automatic form of payment were substituted for the optional form of payment. A Participant may change the Beneficiary named in his or her election of the optional form of payment at any time prior to the date distribution under the option actually commences. An election of the optional form of payment shall become effective on the date payments commence and may not be changed or revoked thereafter.

6.4	Distribution Upon Death of Participant

If a Participant dies prior to distribution of his or her Credits and Earnings pursuant to Section 6.2 or 6.3, distribution of the Participant’s Credits and Earnings will be made to the Participant’s Beneficiary. The death benefit payable pursuant to this Section 6.4 will be in accordance with the form of payment elected and subject to the procedures described in Sections 6.2 and 6.3.

6.5	Distribution Upon Income Inclusion

Notwithstanding any other provisions of this Plan, if any amounts credited hereunder are found, in a final decision by a court of competent jurisdiction or under an audit closing agreement or other final disposition of the Internal Revenue Service, to be includable in the gross income of a Participant or Beneficiary prior to distribution pursuant to the provisions of this Article VI because of the Plan’s failure to meet the requirements of Section 409A of the Code and regulations thereunder, such Participant or Beneficiary shall receive payment of an amount equal to the amount found to be includable in gross income as soon as administratively practicable. Any additional amounts payable under the Plan shall be reduced by the amount payable pursuant to the preceding sentence.

Aarticle VII

ADMINISTRATION OF PLAN

7.1	Plan Administrator

The general administration of the Plan and the responsibility for carrying out the provisions of the Plan shall be delegated to the Plan Administrator. The Plan Administrator shall be either an individual appointed by the Board of Directors, an office or position of the Company whose occupant is to act in this capacity or a committee, as determined from time to time by the Board of Directors.

7.2	Powers and Duties

The Plan Administrator shall have full charge of the administration of the Plan with all powers necessary to enable it properly to carry out its duties. The Plan Administrator shall have discretionary authority to determine eligibility and to grant or deny benefits, including the right to make factual determinations in connection therewith, and shall have the exclusive right to construe and interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan. The decisions of the Plan Administrator will, to the extent permitted by law, be conclusive and binding upon all persons having or claiming to have any right or interest in or under the Plan.

7.3	Rules and Regulations of the Plan Administrator

The Plan Administrator may promulgate such rules and regulations in connection with its administration of the Plan as are consistent with the terms and provisions hereof.

7.4	Claims Procedure

(a)	Claim for Benefits

For purposes of the Plan, a claim for benefits is a written application for a benefit or benefits filed with the Plan Administrator or its delegate. A Participant or Beneficiary or either of their authorized representative who believes that he or she is entitled to payments other than those initially determined to be payable (“claimant”) may file a claim for benefits stating the nature of his or her claim, the facts supporting the claimant’s claim, the amount claimed and the claimant’s name and current address.

(b)	Notice of Denial of Claim

In the event that the Plan Administrator determines that any claim for benefits should be denied in whole or in part, the Plan Administrator shall, by written or electronic communication, notify such claimant within a reasonable period of time but not later than 90 days after receipt of such claim that the claimant’s claim has been denied. Such notification shall be written in a manner calculated to be understood by the claimant and shall include:

(i)	the specific reason or reasons for the denial,

(ii)	specific references to the pertinent Plan provisions on which the denial is based,

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and

(iv)	an explanation of how the claimant can obtain review of such denial, including the Plan’s review procedures, the time limits applicable to such procedures, and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(c)	Review of Claim Denial

Within 60 days after receipt by the claimant of notice of denial of claim, such claimant may request, by mailing or delivery of written notice to the Plan Administrator, a review by the Plan Administrator of the decision denying the claim. Unless the Plan Administrator for good cause extends the 60-day period, if the claimant fails to request such a review within such 60-day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Plan Administrator is correct. If a review is requested, the claimant may submit written comments, documents, records and other information relating to the claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. Any such review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. After such review, the Plan Administrator shall within a reasonable period of time, but not later than 60 days after receipt of the claimant’s request for review, determine whether such denial of the claim was correct and shall notify such claimant by written or electronic communication of its determination. In the case of an adverse determination on review, such notification shall be written in a manner calculated to be understood by the claimant and shall include:

(i)	the specific reason or reasons for the adverse determination,

(ii)	specific reference to the pertinent Plan provisions on which the decision is based,

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and

(iv)	a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

(d)	Extension for Special Circumstances

The 90-day and 60-day periods described in subsections (b) and (c) above, respectively, may be extended for as much as a second 90-day or 60-day period, as the case may be, if the Plan Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim or request for review of claim denial, whichever is applicable. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension of time and the date by which a final determination is expected.

(e)	Electronic Communication

Any electronic communication provided under subsection (b) or (c), above, shall comply with the standards imposed by Department of Labor Regulation Section 2520.104b-1(c)(1)(i), (iii) and (iv).

(f)	Determination of Relevance

For purposes of subsection (c), above, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record, or other information

(i)	was relied upon in making the benefit determination,

(ii)	was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or

(iii)	was consistent with administrative processes and Plan document provisions applicable in making the benefit determination.

(g)	Exhaustion of Administrative Remedies

No claimant shall be entitled to challenge the Plan Administrator’s denial of benefits or determination on review in judicial or administrative proceedings without first complying with the procedures in this Section 7.4. The Plan Administrator’s determinations made pursuant to this Section 7.4 are intended to be binding and conclusive on claimants.

ARTICLE VIII

GENERAL MATTERS

8.1	Benefits from General Assets

Benefits under the Plan will be paid from the general assets of the Company. In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of benefit payments or contributions, or establish a “grantor trust” within the meaning of Sections 671 through 679 of the Code, such reserve or grantor trust shall not under any circumstances be deemed to be an asset of this Plan but at all times shall remain a part of the general assets of the Company, subject to claims of the Company’s creditors. Neither a Participant nor his or her Beneficiary will have any interest in any specific asset of the Company as a result of the Plan.

8.2	No Assignment

Benefits payable under the Plan will not be subject to assignment, transfer, sale, pledge, encumbrance, alienation or charge by a Participant, surviving spouse, contingent annuitant or Beneficiary, nor may any such benefits be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

8.3	Expenses of Plan

All expenses of the Plan will be paid by the Company.

8.4	Amendment or Termination

The Plan may be amended or terminated at any time by the Board of Directors. However, no amendment or termination of the Plan may have a material adverse impact upon the accrued and future rights of anyone participating in the Plan as of the amendment or termination date, unless he or she consents to such amendment in writing.

8.5	Limitation on Benefits and Payments

A person entitled to benefits under the Plan shall have a claim upon the Company only to the extent of the annual payments, if any, due up to and including the then current year and shall not have a claim against the Company for any subsequent annual payment unless and until such payment shall become due and payable. Notwithstanding any provision of the Plan to the contrary, the right of a Participant or the Participant’s Beneficiary to receive retirement benefits otherwise payable hereunder shall cease upon the discharge of the Participant from employment with the Employer for acts that constitute fraud, embezzlement, or dishonesty.

8.6	Participation by Subsidiaries and Affiliates

If any company is now or hereafter becomes a subsidiary or affiliated company of the Company and its employees participate in the Savings Plan, the Board of Directors may authorize such subsidiary or affiliated company to participate in this Plan upon appropriate action by such company necessary to adopt the Plan. In determining the period of service of any employee of such subsidiary or affiliated company, the Board of Directors may determine the extent, if any, to which credit is granted for service with such subsidiary or affiliated company prior to the time it became such.

8.7	Limitation of Liability

The Plan Administrator shall not be liable for any act or omission on its part, excepting only its own willful misconduct or gross negligence or except as otherwise expressly provided by applicable law. To the extent permitted by applicable law and not otherwise covered by insurance, the Company shall indemnify and save harmless the Plan Administrator against any and all claims, demands, suits or proceedings in connection with the Plan that may be brought by Participants or their Beneficiaries, or by any other person, corporation, entity, government or agency thereof; provided, however, that such indemnification shall not apply with respect to acts or omissions of willful misconduct or gross negligence. The Board of Directors, at the expense of the Company, may settle any such claim or demand asserted or suit or proceeding brought against the Plan Administrator when such settlement appears to be in the best interest of the Company.

8.8	Agent for Service of Process

The Plan Administrator or such other person as may from time to time be designated by the Plan Administrator shall be the agent for service of process under the Plan.

8.9	Delivery of Elections to Plan Administrator

All elections, designation, requests, notices, instructions and other communications required or permitted under the Plan from the Employer, a Participant, Beneficiary or other person to the Plan Administrator shall be on the Appropriate Form, shall be mailed by first-class mail or delivered to such address as shall be specified by such Plan Administrator, and shall be deemed to have been given or delivered only upon actual receipt thereof by such Plan Administrator at such location.

8.10	Delivery of Notice to Participants

All notices, statements, reports and other communications required or permitted under the Plan from the Employer or the Plan Administrator or any officer, Participant, Beneficiary or other person shall be deemed to have been duly given when delivered to, or when mailed by first-class mail, postage prepaid, and addressed to such person at the address last appearing on the records of the Plan Administrator.

8.11	No Enlargement of Employee Rights

No Participant shall have any right to receive retirement benefits under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company or any Employer.

8.12	Tax Withholding

The Company shall withhold from Participants’ retirement benefits any taxes required to be withheld under federal, state, or local law. Each Participant shall bear the ultimate responsibility for payment of all taxes owed under this Plan.

8.13	Incapacity of Recipient

If any person entitled to a distribution under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company, the Plan Administrator and the Plan therefor.

8.14	Unclaimed Benefit

In the event that all, or any portion, of the retirement benefits payable to a Participant or Beneficiary hereunder shall, at the expiration of five years after it shall become payable, remain unpaid solely by reason of the inability of the Company or the Plan Administrator, after sending a registered letter, return receipt requested, to the last known address, and after further diligent effort, to ascertain the whereabouts of such Participant or Beneficiary, the amount so distributable shall be treated as a forfeiture and shall be retained by the Company as part of its general assets.

ARTICLE IX

CONSTRUCTION OF THE PLAN

9.1	Construction of the Plan

The Plan is intended to constitute an arrangement that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of ERISA. The provisions of this Plan shall be construed, regulated and administered according to the laws of the Commonwealth of Kentucky, other than with respect to choice of law.

9.2	Headings

The headings in this document and in the table of contents prefixed hereto are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope of intent of the Plan and shall in no way affect the Plan or the construction of any provisions thereof.

9.3	Separability

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan.

9.4	Counterparts

This Plan has been established by the Company in accordance with the resolutions adopted by the Board of Directors and may be executed in any number of counterparts, each of which shall be deemed to be an original. All the counterparts shall constitute one instrument, which may be sufficiently evidenced by any one counterpart.

IN WITNESS WHEREOF, and as evidence of the adoption of the Plan by Southern Graphic Systems, Inc., the undersigned officer duly authorized has appended his or her signature this 3rd day of August, 2006.

ATTEST:	SOUTHERN GRAPHIC SYSTEMS, INC.

/s/ Benjamin F. Harmon, IV	By:	/s/ Henry R. Baughman
Benjamin F. Harmon, IV		Henry R. Baughman
Secretary, Southern Graphic		President and Chief Executive Officer
Systems, Inc.